Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Selected Financial Data” and to the incorporation by reference in the Registration Statement (Form S-8 No. 333-93109) pertaining to the 1991 Stock Option Plan of ARI Network Services, Inc., the 1992 Employee Stock Purchase Plan of ARI Network Services, Inc., and the 1993 Director Stock Option Plan of ARI Network Services, Inc. and the Registration Statement (Form S-8 No. 333-52176) pertaining to the ARI Network Services, Inc. 2000 Stock Option Plan and the ARI Network Services, Inc. 2000 Employee Stock Purchase Plan of our report dated September 19, 2002, except for Note 4 as to which the date is April 24, 2003, with respect to the financial statements and schedule of ARI Network Services, Inc. included in the Annual Report (Form 10-K) for the year ended July 31, 2003.

Milwaukee, Wisconsin	ERNST & YOUNG LLP
October 24, 2003